Exhibit 99.1

News Release

Contact: Juan José Orellana Investor Relations 562-435-3666, ext. 111143	Laura Hart Public Relations 562-506-9208

MOLINA HEALTHCARE OF OHIO FILES PROTEST OF

MEDICAID MANAGED CARE CONTRACT AWARDS

Long Beach, California (April 16, 2012) – Molina Healthcare, Inc. (NYSE:MOH) today announced that its Ohio health plan subsidiary, Molina Healthcare of Ohio, Inc., has filed a formal protest of the recently announced Medicaid managed care contract awards in the state of Ohio. The protest filed with the Ohio Department of Jobs and Family Services (ODJFS) challenges the scoring of Molina’s submission pursuant to the Request for Applications (RFA) and identifies scoring errors that, if corrected, would alter the previously announced results of the RFA.

“We believe that fundamental flaws in the scoring of Molina’s response changed the outcome of the RFA and precluded consideration of the best solutions for Ohio’s most vulnerable citizens,” said J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc. “Patients benefit from health plans with the most experience, and Molina Healthcare’s history in Ohio and across the country makes us uniquely qualified to serve this population effectively. While we appreciate all of the hard work done by ODJFS in the RFA procurement process, we believe a serious inadvertent error was made that must now be corrected. We urge ODJFS to re-examine its scoring analysis, and we look forward to continuing to work with them to provide high quality care to Ohio’s Medicaid members.”

The RFA results were based on scoring in four categories: compliance, clinical performance, care coordination, and provider network. Molina Healthcare has identified errors in the scoring of its submission with respect to care coordination, an area where Molina Healthcare has a proven track record of success.

Molina Healthcare of Ohio has earned a “Commendable” rating and accreditation status from the National Committee for Quality Assurance (NCQA), and as of December 31, 2011, arranged for health care services for nearly a quarter of a million Ohioans, inclusive of individuals with complex medical conditions that fall under the aged, blind or disabled (ABD) category.

Molina Healthcare of Ohio is based in Columbus, Ohio, and currently employs 402 Ohioans.

About Molina Healthcare, Inc.

Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program. Our licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.7 million members, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida. More information about Molina Healthcare is available at www.molinahealthcare.com.

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